February 14, 2025

Marc Benathen
Chief Financial Officer
LifeMD, Inc.
236 Fifth Avenue, Suite 400
New York, New York 10001

       Re: LifeMD, Inc.
           Form 10-K for the Fiscal Year Ended December 31, 2023
           File No. 001-39785
Dear Marc Benathen:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Industrial
Applications and
                                                        Services